Exhibit 99.1

Defense Industries International Reports Receipt of Notification of Approval of Grant of Approximately $6 Million of Compensation Pursuant to the Israeli Evacuation Compensation Law

ASHKELON, Israel, March 13, 2008, Defense Industries International, Inc. (OTCBB: DFNS), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, today announced that on March 11, 2008, the Eligibility Committee, established pursuant to the Israeli Evacuation Compensation Law (2005), approved the grant of approximately $6 million of compensation, before expenses, to the Company’s three subsidiaries, Export Erez Ltd., Mayotex Ltd. and Achidatex Nazareth Elite (1977) ( 76% owned subsidiary). Of the $6 million of compensation, the Company’s subsidiaries had previously received $523,000 in interim payments.

During 2004, the Israeli Government decided to evacuate persons and companies from the Erez Industrial Zone in the Gaza Strip, where certain of the operations of the three Company subsidiaries were located. In February 2006, the subsidiaries filed claims for compensation pursuant to the Evacuation Compensation Law. On February 18, 2008 the three subsidiaries entered into final agreements with SELA Agency, a government agency, established pursuant to the Evacuation Compensation Law. According to the agreements, for which approval was just received, Export Erez will receive compensation in the amount of approximately $2.51 million (NIS 9,005,000), Mayotex will receive compensation in the amount of approximately $1.42 million (NIS 5,084,000), and Achidatex will receive compensation in the amount of approximately $2.07 million (NIS 7,411,000). The agreements were approved by the Eligibility Committee, and Export Erez and Mayotex expect to receive the funds within 14 days. Achidatex expects to receive the funds within 45 days. According to the Evacuation Compensation Law, the awards will be subject to income tax at a reduced rate of 5%.

Joseph Fostbinder, chief executive officer of Defense Industries said: “I am pleased that we are finally receiving this long-awaited compensation. We intend to use a portion of the funds to facilitate our growth strategy. Our plans include development of new product lines as well as potential strategic acquisitions that will be complimentary to our core business”.

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact Information:

Ayelet Shaked Shiloni
Integrated Investor Relations
972-77-7171-050
1-866-44-786-33
ayelet.shaked@012.net.il